Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – January 5, 2006

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 564-2313

Urban Outfitters Reports Holiday Sales Up 26%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Free People and Urban Outfitters brands, today announced record sales for the two-month period beginning November 1 and ending December 31, 2005.

Total Company sales for the two-month Holiday selling season jumped approximately 26% to a record $246 million. Total comparable store sales for the two months at Anthropologie, Free People and Urban Outfitters were up 2%, 21% and 14%, respectively, for a combined 8% increase, versus a combined 14% ‘comp’ increase for the same period last year. Direct-to-consumer sales increased by 27% for the period, with all three brands posting significant, double-digit growth. Free People wholesale sales jumped by 84%.

Comparable store sales for the calendar month of December grew by a combined 6% versus a combined 15% for the same period last year. Free People and Urban Outfitters ‘comp’ sales gained 17% and 11%, respectively, while Anthropologie ‘comp’ store sales for the month were up slightly. Direct-to-consumer sales rose 24% while Free People wholesale sales surged by 119%. Sales (issuance) of gift card units during the Holiday period were up 50% against the same Holiday period last year, increasing by over $3.4 million.

“Holiday sales at our Free People and Urban Outfitters stores were robust but Anthropologie store sales, while ‘comp’ positive, were below plan”, said Richard A. Hayne, Chairman and President. Mr. Hayne added, “Due to a growing preference of our customers to Holiday shop on-line and to purchase gift cards, direct sales were strong across all three brands and post-Christmas and early-January sales continue to make up a greater percentage of Holiday shopping.”

For the 11-month year-to-date period, total Company sales jumped by 32% and exceeded $1 billion, a new revenue milestone. Total comparable store sales for the 11 months were up 11%. Direct sales rose 40% for the period, with significant growth at all brands. Finally, Free People wholesale sales jumped 88% for the year-to-date period.

The Company has thus far opened 13 Urban Outfitters stores, 12 Anthropologie stores and 3 Free People stores – 28 new stores in total during the fiscal year. Management expects to open an additional 3-4 stores during January. The Company will release Fourth Quarter and FY 2006 sales results on February 7, 2006.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 88 Urban Outfitters stores in the United States, Canada, and Europe; an Urban Outfitters web site; 77 Anthropologie stores in the United States; an Anthropologie catalog and web site; and Free People, the Company’s wholesale division, which sells its product to approximately 1,300 specialty stores, department stores and catalogs, as well as through 5 Free People stores and a catalog and web site.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein

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